Exhibit 4.1

Execution Copy

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

Amendment No. 2, dated as of March 11, 2013 (this “Amendment”), to the Rights Agreement, dated as of January 27, 2005, as amended (the “Rights Agreement”), by and between Calgon Carbon Corporation, a Delaware corporation (the “Company”) and Registrar and Transfer Company, a New Jersey corporation, successor to StockTrans, Inc. (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and

WHEREAS, pursuant to Section 27(a) of the Rights Agreement, prior to the Distribution Date, and subject to the provisions of Section 27(b) of the Rights Agreement, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of such Section; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment; and

WHEREAS, the Rights are currently redeemable, and pursuant to the terms of the Rights Agreement and in accordance with Section 27 of the Rights Agreement, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and hereby directs the Rights Agent to execute this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:

1.  Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          “(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include:

(i)       the Company;

(ii)      any Subsidiary of the Company;

(iii)     any employee benefit plan or employee stock plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;

          (iv)      any Person who was, together with such Person’s Affiliates and Associates, the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock on March 11, 2013 (the “Amendment Date”), provided that after the Amendment Date such Person, together with such Person’s Affiliates and Associates, does not (A) become the Beneficial Owner (other than through inadvertence and under circumstances where (i) such Person agrees to the divestiture of a number of shares of Common Stock necessary for such Person to excepted from the definition of an Acquiring Person or (ii) such Person’s acquisition of additional shares of Common Stock is subsequently approved by the Board of Directors of the Company) of additional shares of Common Stock representing one percent (1%) or more of the then outstanding shares of Common Stock, in which case such Person shall be deemed to be an Acquiring Person for purposes of this Agreement, or (B) decrease its percentage ownership below 15% of the then outstanding shares of Common Stock, in which case such Person shall no longer be eligible to be excepted from the definition of Acquiring Person by operation of this Subsection 1(a)(iv); or

(v)       any Person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of Common Stock; provided, however, that such Person shall be an Acquiring Person if, subsequent to such reduction, such Person shall become the Beneficial Owner of any additional shares of Common Stock.”

2.  Exhibits B and C to the Rights Agreement are hereby deemed amended in a manner consistent with this Amendment.

3.  Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State.

5.  The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

6.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.

7.  This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8.  The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

9.  By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signatures appear on following page.]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the effective date stated above.

CALGON CARBON CORPORATION

By:	/s/ Randall S. Dearth
Randall S. Dearth
President and Chief Executive Officer

REGISTRAR AND TRANSFER COMPANY,
as Rights Agent

By:	/s/ Nicola Giancaspro
Name: Nicola Giancaspro
Title: Vice President

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